Exhibit 99.1

Oaktree Specialty Lending Corporation Announces First Fiscal Quarter 2022 Financial Results and Declares Increased Distribution of $0.16 Per Share

LOS ANGELES, CA, February 3, 2022 - Oaktree Specialty Lending Corporation (NASDAQ: OCSL) (“Oaktree Specialty Lending” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter ended December 31, 2021.

Financial Highlights for the Quarter Ended December 31, 2021

•

Total investment income was $64.9 million ($0.36 per share) for the first fiscal quarter of 2022, as compared with $63.8 million ($0.35 per share) for the fourth fiscal quarter of 2021. Adjusted total investment income was $62.1 million ($0.34 per share) for the first fiscal quarter of 2022, as compared with $58.2 million ($0.32 per share) for the fourth fiscal quarter of 2021. The increase was primarily driven by higher interest income resulting from a larger investment portfolio.

•

GAAP net investment income was $32.3 million ($0.18 per share) for the first fiscal quarter of 2022, as compared with $33.0 million ($0.18 per share) for the fourth fiscal quarter of 2021. The decrease for the quarter was principally from higher incentive fees and higher interest expense, partially offset by higher fee income.

•

Adjusted net investment income was $31.2 million ($0.17 per share) for the first fiscal quarter of 2022, as compared with $29.1 million ($0.16 per share) for the fourth fiscal quarter of 2021. The increase for the quarter primarily reflected higher adjusted total investment income, which was driven by higher interest income and fee income, partially offset by higher incentive fees and higher interest expense.

•

Net asset value (“NAV”) per share was $7.34 as of December 31, 2021, up 0.8% from $7.28 as of September 30, 2021. The increase was primarily driven by realized and unrealized gains on certain investments and undistributed net investment income.

•

Originated $299.9 million of new investment commitments and received $235.0 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended December 31, 2021. Of these new investment commitments, 73% were first lien loans, 26% were second lien loans and 1% were equity investments. The weighted average yield on new debt investments was 8.1%.

•	No investments were on non-accrual status as of December 31, 2021.

•

Total debt outstanding was $1,300.0 million as of December 31, 2021. The total debt to equity ratio was 0.98x, and the net debt to equity ratio was 0.95x, after adjusting for cash and cash equivalents.

•

Liquidity as of December 31, 2021 was composed of $43.8 million of unrestricted cash and cash equivalents and $550.0 million of undrawn capacity under the credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $295.3 million, or $246.3 million excluding unfunded commitments to the Company’s joint ventures. Of the $246.3 million, approximately $203.4 million can be drawn immediately with the remaining amount subject to certain milestones that must be met by portfolio companies.

•

A quarterly cash distribution was declared of $0.16 per share, up 3% from the prior quarter and the seventh consecutive quarterly distribution increase. The distribution will be paid in cash and is payable on March 31, 2022 to stockholders of record on March 15, 2022.

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “OCSL delivered another strong quarter with adjusted net investment income of $0.17 per share, up 7% from the prior quarter. Credit quality remains high with no non-accruals, and NAV grew by 1% sequentially to $7.34 per share. Based on our continued exceptional performance, we increased our dividend for the seventh consecutive quarter to $0.16 per share. All told, we are off to a solid start to the fiscal year and believe we are well-positioned to continue to deliver attractive risk-adjusted returns to our shareholders.”

Appointment of Matthew Stewart as Chief Operating Officer

On January 28, 2022, the Company’s Board of Directors appointed Matthew Stewart as Chief Operating Officer of the Company, effective immediately. Mathew Pendo, previously the Company’s President and Chief Operating Officer, will continue in his role as the Company’s President.

Mr. Stewart is a Senior Vice President and investment professional on Oaktree’s Strategic Credit team responsible for supporting the strategy’s portfolio management and day-to-day operations. Prior to joining Oaktree in 2017, Mr. Stewart held several roles within the credit businesses of Stifel Nicolaus, Knight Capital and Fifth Street Management. Mr. Stewart began his career in the restructuring group at BDO Consulting. He received a B.B.A. in finance and a B.S. in accountancy from Villanova University. Mr. Stewart is a CFA charterholder.

Mr. Panossian said, “Matt has contributed to the growth and success of OCSL since Oaktree took over management over four years ago. He has played a key part in helping to improve our capital structure and supporting me in managing the investment portfolio. I am very proud of Matt’s accomplishments and wish to congratulate him on this well-deserved promotion.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.16 per share, an increase of 3%, or $0.005 per share, from the prior quarter and the seventh consecutive quarterly distribution increase. The distribution is payable on March 31, 2022 to stockholders of record on March 15, 2022.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended
($ in thousands, except per share data)	December 31, 2021 (unaudited)	September 30, 2021 (unaudited)	December 31, 2020 (unaudited)

GAAP operating results:
Interest income	$55,450	$55,094	$31,633
PIK interest income	4,663	4,960	3,089
Fee income	912	645	3,352
Dividend income	3,916	3,101	130

Total investment income	64,941	63,800	38,204
Net expenses	29,338	28,321	28,186

Net investment income before taxes	35,603	35,479	10,018
(Provision) benefit for taxes on net investment income	(3,308)	(2,437)	—

Net investment income	32,295	33,042	10,018
Net realized and unrealized gains (losses), net of taxes	7,113	3,519	55,526

Net increase (decrease) in net assets resulting from operations	$39,408	$36,561	$65,544

Total investment income per common share	$0.36	$0.35	$0.27
Net investment income per common share	$0.18	$0.18	$0.07
Net realized and unrealized gains (losses), net of taxes per common share	$0.04	$0.02	$0.39
Earnings (loss) per common share — basic and diluted	$0.22	$0.20	$0.46
Non-GAAP Financial Measures[1]:
Adjusted total investment income	$62,093	$58,229	$38,204
Adjusted net investment income	$31,198	$29,100	$19,558
Adjusted net realized and unrealized gains (losses), net of taxes	$9,959	$9,088	$55,526
Adjusted earnings (loss)	$39,406	$36,559	$65,544
Adjusted total investment income per share	$0.34	$0.32	$0.27
Adjusted net investment income per share	$0.17	$0.16	$0.14
Adjusted net realized and unrealized gains (losses), net of taxes per share	$0.06	$0.05	$0.39
Adjusted earnings (loss) per share	$0.22	$0.20	$0.46

1 See Non-GAAP Financial Measures below for a description of the non-GAAP measures and the reconciliations from the most comparable GAAP financial measures to the Company’s non-GAAP measures, including on a per share basis. The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain resulting from the Merger and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

	As of
($ in thousands, except per share data and ratios)	December 31, 2021 (unaudited)	September 30, 2021

Select balance sheet and other data:
Cash and cash equivalents	$43,765	$29,334
Investment portfolio at fair value	2,588,623	2,556,629
Total debt outstanding (net of unamortized financing costs)	1,285,461	1,268,743
Net assets	1,325,061	1,312,823
Net asset value per share	7.34	7.28
Total debt to equity ratio	0.98x	0.97x
Net debt to equity ratio	0.95x	0.95x

Adjusted total investment income for the quarter ended December 31, 2021 was $62.1 million and included $52.6 million of interest income from portfolio investments, $4.7 million of payment-in-kind (“PIK”) interest income, $0.9 million of fee income and $3.9 million of dividend income. The increase of $3.9 million from the September quarter reflected $2.8 million of higher interest income resulting from a larger average investment portfolio, $0.8 million of higher dividend income from one investment and $0.3 million of higher fee income primarily from higher prepayment fees.

Net expenses for the quarter ended December 31, 2021 totaled $29.3 million, up $1.0 million from the quarter ended September 30, 2021. The increase reflected $0.6 million of higher incentive fees primarily due to higher adjusted total investment income and $0.4 million of higher interest expense resulting from an increase in borrowings outstanding.

Adjusted net investment income was $31.2 million ($0.17 per share) for the quarter ended December 31, 2021, up from $29.1 million ($0.16 per share) for the quarter ended September 30, 2021. The increase reflected $3.9 million of higher adjusted total investment income, partially offset by $0.9 million of higher net expenses (excluding Part II incentive fees) and a $0.9 million increase in income tax expense. The increase in provision for taxes on net investment income was the result of higher tax distributions received from one portfolio investment. Such tax distributions are included in adjusted total investment income and are fully offset by provision for taxes on net investment income, which resulted in no net impact on adjusted net investment income.

Adjusted net realized and unrealized gains, net of taxes, were $10.0 million for the quarter ended December 31, 2021, respectively, primarily reflecting gains on certain debt and equity investments.

Portfolio and Investment Activity

	As of
($ in thousands)	December 31, 2021 (unaudited)	September 30, 2021 (unaudited)	December 31, 2020 (unaudited)
Investments at fair value	$2,588,623	$2,556,629	$1,712,324
Number of portfolio companies	140	138	115
Average portfolio company debt size	$18,500	$18,700	$16,200

Asset class:
Senior secured debt	87.4%	86.7%	85.7%
Unsecured debt	1.0%	1.7%	3.1%
Equity	4.2%	4.2%	3.8%
JV interests	7.4%	7.4%	7.3%
Limited partnership interests	—%	—%	0.1%

Non-accrual debt investments:
Non-accrual investments at fair value	$—	$—	$470
Non-accrual investments as a percentage of debt investments	—%	—%	—%
Number of investments on non-accrual	—	—	1

Interest rate type:
Percentage floating-rate	91.6%	91.5%	88.8%
Percentage fixed-rate	8.4%	8.5%	11.2%

Yields:
Weighted average yield on debt investments[1]	8.7%	8.7%	8.5%
Cash component of weighted average yield on debt investments	7.5%	7.4%	7.1%
Weighted average yield on total portfolio investments[2]	8.3%	8.3%	8.0%

Investment activity[3]:
New investment commitments	$299,900	$385,000	$286,300
New funded investment activity[4]	$240,800	$416,400	$241,500
Proceeds from prepayments, exits, other paydowns and sales	$235,000	$201,800	$160,700
Net new investments[5]	$5,800	$214,600	$80,800
Number of new investment commitments in new portfolio companies	12	14	14
Number of new investment commitments in existing portfolio companies	9	6	7
Number of portfolio company exits	10	11	12

[1]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments, including the Company’s share of the return on debt investments in the SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see Non-GAAP Financial Measures below) for the assets acquired in connection with the Merger.

[2]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in the SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 for the assets acquired in connection with the Merger.

[3]	Excludes the assets acquired as part of the Merger.
[4]	New funded investment activity includes drawdowns on existing revolver and delayed draw term loan commitments.
[5]	Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of December 31, 2021, the fair value of the investment portfolio was $2.6 billion and was composed of investments in 140 companies. These included debt investments in 124 companies, equity investments in 34 companies, including limited partnership interests in one private equity fund, and the Company’s joint venture investments in SLF JV I (“SLF JV I”) and OCSI Glick JV LLC (“Glick JV”). 20 of the equity investments were in companies in which the Company also had a debt investment.

As of December 31, 2021, 94.3% of the Company’s portfolio at fair value consisted of debt investments, including 69.7% of first lien loans, 17.7% of second lien loans and 6.9% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV. This compared to 69.1% of first lien loans, 17.6% of second lien loans and 7.6% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV, as of September 30, 2021.

As of December 31, 2021, there were no investments on non-accrual status.

The Company’s investments in SLF JV I totaled $134.7 million at fair value as of December 31, 2021, up 1% from $133.9 million as of September 30, 2021. The increase in the value of the Company’s investments in SLF JV I was primarily driven by undistributed net investment income.

As of December 31, 2021, SLF JV I had $393.3 million in assets, including senior secured loans to 61 portfolio companies. This compared to $379.2 million in assets, including senior secured loans to 55 portfolio companies, as of September 30, 2021. As of December 31, 2021, there were no investments held by SLF JV I on non-accrual status. SLF JV I generated cash interest income of $2.0 million for the Company during the quarter ended December 31, 2021, which was unchanged from the prior quarter. In addition, SLF JV I generated dividend income of $0.5 million for the Company during the quarter ended December 31, 2021, which was consistent with the prior quarter. As of December 31, 2021, SLF JV I had $40.0 million of undrawn capacity (subject to borrowing base and other limitations) on its $260 million senior revolving credit facility, and its debt to equity ratio was 1.4x.

The Company’s investments in Glick JV totaled $55.9 million at fair value as of December 31, 2021, up slightly from $55.6 million as of September 30, 2021. As of December 31, 2021, Glick JV had $145.1 million in assets, including senior secured loans to 44 portfolio companies. This compared to $141.0 million in assets, including senior secured loans to 37 portfolio companies, as of September 30, 2021. As of December 31, 2021, there were no investments held by Glick JV on non-accrual status. Glick JV generated cash interest income of $0.7 million during the quarter ended December 31, 2021, which was unchanged as compared to the prior quarter. As of December 31, 2021, Glick JV had $18.1 million of undrawn capacity (subject to borrowing base and other limitations) on its $90 million senior revolving credit facility, and its debt to equity ratio was 1.1x.

Liquidity and Capital Resources

As of December 31, 2021, the Company had total principal value of debt outstanding of $1,300.0 million, including $650.0 million of outstanding borrowings under its revolving credit facilities, $300.0 million of the 3.500% Notes due 2025 and $350.0 million of the 2.700% Notes due 2027. The funding mix was composed of 50% secured and 50% unsecured borrowings as of December 31, 2021. The Company was in compliance with all financial covenants under its credit facilities as of December 31, 2021.

On November 18, 2021, the Company entered into an amendment to the Citibank Facility that, among other things, increased the size of the facility by $50 million to $200 million and extended the reinvestment period and final maturity date. On December 10, 2021, the Company entered into an incremental commitment and assumption agreement pursuant to which a new lender provided additional commitments of $50 million under the Syndicated Facility, which increased the size of the Syndicated Facility to $1.0 billion.

As of December 31, 2021, the Company had $43.8 million of unrestricted cash and cash equivalents and $550.0 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). As of December 31, 2021, unfunded investment commitments were $295.3 million, or $246.3 million excluding unfunded commitments to the Company’s joint ventures. Of the $246.3 million, approximately $203.4 million could be drawn immediately with the remaining amount subject to certain milestones that must be met by portfolio companies. The Company has analyzed cash and cash equivalents, availability under its credit facilities, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believes its liquidity and capital resources are sufficient to take advantage of market opportunities in the current economic climate.

As of December 31, 2021, the weighted average interest rate on debt outstanding, including the effect of the interest rate swap agreement, was 2.3%, down from 2.4% as of September 30, 2021.

The Company’s total debt to equity ratio was 0.98x and 0.97x as of December 31, 2021 and September 30, 2021, respectively. The Company’s net debt to equity ratio was 0.95x as of each of December 31, 2021 and September 30, 2021.

Non-GAAP Financial Measures

On a supplemental basis, the Company is disclosing certain adjusted financial measures, each of which is calculated and presented on a basis of methodology other than in accordance with GAAP (“non-GAAP”). The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain resulting from the Merger and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of the below non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

•

“Adjusted Total Investment Income” and “Adjusted Total Investment Income Per Share” – represents total investment income excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the Merger.

•

“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – represents net investment income, excluding (i) any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the Merger and (ii) capital gains incentive fees (“Part II incentive fees”).

•

“Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes” and “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share” – represents net realized and unrealized gains (losses) net of taxes excluding any net realized and unrealized gains (losses) resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the Merger.

•

“Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” – represents the sum of (i) Adjusted Net Investment Income and (ii) Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes and includes the impact of Part II incentive fees[1], if any.

On March 19, 2021, the Company completed the Merger. The Merger was accounted for as an asset acquisition in accordance with the asset acquisition method of accounting as detailed in ASC 805-50, Business Combinations—Related Issues (“ASC 805”). The consideration paid to OCSI’s stockholders was allocated to the individual assets acquired and liabilities assumed based on the relative fair values of the net identifiable assets acquired other than “non-qualifying” assets, which established a new cost basis for the acquired OCSI investments under ASC 805 that, in aggregate, was significantly lower than the historical cost basis of the acquired OCSI investments prior to the Merger. Additionally, immediately following the completion of the Merger, the acquired OCSI investments were marked to their respective fair values under ASC 820, Fair Value Measurements, which resulted in unrealized appreciation. The new cost basis established by ASC 805 on debt investments acquired will accrete over the life of each respective debt investment through interest income, with a corresponding adjustment recorded to unrealized appreciation on such investment acquired through its ultimate disposition. The new cost basis established by ASC 805 on equity investments acquired will not accrete over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, the Company will recognize a realized gain with a corresponding reversal of the unrealized appreciation on disposition of such equity investments acquired.

The Company’s management uses the non-GAAP financial measures described above internally to analyze and evaluate financial results and performance and to compare its financial results with those of other business development companies that have not adjusted the cost basis of certain investments pursuant to ASC 805. The Company’s management believes “Adjusted Total Investment Income”, “Adjusted Total Investment Income Per Share”, “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” are useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to the accretion income resulting from the new cost basis of the OCSI investments acquired in the Merger because these amounts do not impact the fees payable to Oaktree Fund Advisors, LLC (the “Adviser”) under its amended and restated advisory agreement (the “A&R Advisory Agreement”), and specifically as its relates to “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share”, without giving effect to Part II incentive fees. In addition, the Company’s management believes that “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes”, “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share”, “Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” are useful to investors as they exclude the non-cash income/gain resulting from the Merger and are used by management to evaluate the economic earnings of its investment portfolio. Moreover, these metrics align the Company’s key financial measures with the calculation of incentive fees payable to the

[1]

Adjusted earnings (loss) includes accrued Part II incentive fees. For the three months ended December 31, 2021, $1.8 million of accrued Part II incentive fees were expensed. As of December 31, 2021, the total accrued Part II incentive fee liability was $10.5 million. Part II incentive fees are contractually calculated and paid at the end of the fiscal year in accordance with the A&R Advisory Agreement, which differs from Part II incentive fees accrued under GAAP. Hypothetically, if Part II incentive fees were calculated as of December 31, 2021 under the A&R Advisory Agreement, the amount payable would have been $2.8 million.

Adviser under with the A&R Advisory Agreement (i.e., excluding amounts resulting solely from the lower cost basis of the acquired OCSI investments established by ASC 805 that would have been to the benefit of the Adviser absent such exclusion).

The following table provides a reconciliation of total investment income (the most comparable U.S. GAAP measure) to adjusted total investment income for the periods presented:

	For the three months ended
	December 31, 2021 (unaudited)		September 30, 2021 (unaudited)		December 31, 2020 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP total investment income	$64,941	$0.36	$63,800	$0.35	$38,204	$0.27
Less: Interest income accretion related to merger accounting adjustments	(2,848)	(0.02)	(5,571)	(0.03)	—	—

Adjusted total investment income	$62,093	$0.34	$58,229	$0.32	$38,204	$0.27

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to adjusted net investment income for the periods presented:

	For the three months ended
	December 31, 2021 (unaudited)		September 30, 2021 (unaudited)		December 31, 2020 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net investment income	$32,295	$0.18	$33,042	$0.18	$10,018	$0.07
Less: Interest income accretion related to merger accounting adjustments	(2,848)	(0.02)	(5,571)	(0.03)	—	—
Add: Part II incentive fee	1,751	0.01	1,629	0.01	9,540	0.07

Adjusted net investment income	$31,198	$0.17	$29,100	$0.16	19,558	$0.14

The following table provides a reconciliation of net realized and unrealized gains (losses), net of taxes (the most comparable U.S. GAAP measure) to adjusted net realized and unrealized gains (losses), net of taxes for the periods presented:

	For the three months ended
	December 31, 2021 (unaudited)		September 30, 2021 (unaudited)		December 31, 2020 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net realized and unrealized gains (losses), net of taxes	$7,113	$0.04	$3,519	$0.02	$55,526	$0.39
Less: Net realized and unrealized losses (gains) related to merger accounting adjustments	2,846	0.02	5,569	0.03	—	—

Adjusted net realized and unrealized gains (losses), net of taxes	$9,959	$0.06	$9,088	$0.05	$55,526	$0.39

The following table provides a reconciliation of net increase (decrease) in net assets resulting from operations (the most comparable U.S. GAAP measure) to adjusted earnings (loss) for the periods presented:

	For the three months ended
	December 31, 2021 (unaudited)		September 30, 2021 (unaudited)		December 31, 2020 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net increase (decrease) in net assets resulting from operations	$39,408	$0.22	$36,561	$0.20	$65,544	$0.46
Less: Interest income accretion related to merger accounting adjustments	(2,848)	(0.02)	(5,571)	(0.03)	—	—
Less: Net realized and unrealized losses (gains) related to merger accounting adjustments	2,846	0.02	5,569	0.03	—	—

Adjusted earnings (loss)	$39,406	$0.22	$36,559	$0.20	$65,544	$0.46

Conference Call Information

Oaktree Specialty Lending will host a conference call to discuss its first fiscal quarter 2022 results at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on February 3, 2022. The conference call may be accessed by dialing (877) 507-4376 (U.S. callers) or +1 (412) 317-5239 (non-U.S. callers). All callers will need to reference “Oaktree Specialty Lending” once connected with the operator. Alternatively, a live webcast of the conference call can be accessed through the Investors section of Oaktree Specialty Lending’s website, www.oaktreespecialtylending.com. During the conference call, the Company intends to refer to an investor presentation that will be available on the Investors section of its website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Specialty Lending’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 3546944, beginning approximately one hour after the broadcast.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The Company’s investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to: future operating results of the Company and distribution projections; business prospects of the Company and the prospects of its portfolio companies; and the impact of the investments that the Company expects to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) changes in the economy, financial markets and political environment, (ii) risks associated with possible disruption in the operations of the Company or the economy generally due to terrorism, natural disasters or the COVID-19 pandemic; (iii) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (iv) conditions in the Company’s operating areas, particularly with respect to business development companies or regulated investment companies; (v) general considerations associated with the COVID-19 pandemic; and (vi) other considerations that may be disclosed from time to time in the Company’s publicly disseminated documents and filings. The Company has based the forward-looking statements included in this press release on information available to it on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that it may make directly to you or through reports that the Company in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Specialty Lending Corporation

Michael Mosticchio

(212) 284-1900

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Specialty Lending Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	December 31, 2021 (unaudited)	September 30, 2021
ASSETS
Investments at fair value:
Control investments (cost December 31, 2021: $272,970; cost September 30, 2021: $283,599)	$259,469	$270,765
Affiliate investments (cost December 31, 2021: $18,845; cost September 30, 2021: $18,763)	18,120	18,289
Non-control/Non-affiliate investments (cost December 31, 2021: $2,283,055; cost September 30, 2021: $2,236,759)	2,311,034	2,267,575

Total investments at fair value (cost December 31, 2021: $2,574,870; cost September 30, 2021: $2,539,121)	2,588,623	2,556,629
Cash and cash equivalents	43,765	29,334
Restricted cash	2,292	2,301
Interest, dividends and fees receivable	18,508	22,125
Due from portfolio companies	2,793	1,990
Receivables from unsettled transactions	25,823	8,150
Due from broker	3,450	1,640
Deferred financing costs	9,055	9,274
Deferred offering costs	34	34
Deferred tax asset, net	1,673	714
Derivative assets at fair value	1,075	1,912
Other assets	2,848	2,284

Total assets	$2,699,939	$2,636,387

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$6,169	$3,024
Base management fee and incentive fee payable	26,190	32,649
Due to affiliate	3,503	4,357
Interest payable	6,698	4,597
Director fees payable	123	—
Payables from unsettled transactions	40,803	8,086
Derivative liability at fair value	5,931	2,108
Credit facilities payable	650,000	630,000
Unsecured notes payable (net of $6,131 and $6,501 of unamortized financing costs as of December 31, 2021 and September 30, 2021, respectively)	635,461	638,743

Total liabilities	1,374,878	1,323,564

Commitments and contingencies
Net assets:
Common stock, $0.01 par value per share, 250,000 shares authorized; 180,469 and 180,361 shares issued and outstanding as of December 31, 2021 and September 30, 2021, respectively	1,805	1,804
Additional paid-in-capital	1,805,139	1,804,354
Accumulated overdistributed earnings	(481,883)	(493,335)

Total net assets (equivalent to $7.34 and $7.28 per common share as of December 31, 2021 and September 30, 2021, respectively)	1,325,061	1,312,823

Total liabilities and net assets	$2,699,939	$2,636,387

Oaktree Specialty Lending Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended December 31, 2021 (unaudited)	Three months ended September 30, 2021 (unaudited)	Three months ended December 31, 2020 (unaudited)
Interest income:
Control investments	$3,480	$3,670	$2,343
Affiliate investments	334	279	105
Non-control/Non-affiliate investments	51,635	51,144	29,184
Interest on cash and cash equivalents	1	1	1

Total interest income	55,450	55,094	31,633

PIK interest income:
Non-control/Non-affiliate investments	4,663	4,960	3,089

Total PIK interest income	4,663	4,960	3,089

Fee income:
Control investments	13	13	15
Affiliate investments	5	5	5
Non-control/Non-affiliate investments	894	627	3,332

Total fee income	912	645	3,352

Dividend income:
Control investments	3,916	3,101	130

Total dividend income	3,916	3,101	130

Total investment income	64,941	63,800	38,204

Expenses:
Base management fee	9,952	9,768	6,541
Part I incentive fee	6,457	6,015	4,149
Part II incentive fee	1,751	1,629	9,540
Professional fees	1,322	1,288	867
Directors fees	123	160	143
Interest expense	9,400	9,032	6,095
Administrator expense	390	463	333
General and administrative expenses	693	716	518

Total expenses	30,088	29,071	28,186
Fees waived	(750)	(750)	—

Net expenses	29,338	28,321	28,186

Net investment income before taxes	35,603	35,479	10,018
(Provision) benefit for taxes on net investment income	(3,308)	(2,437)	—

Net investment income	32,295	33,042	10,018

Unrealized appreciation (depreciation):
Control investments	(667)	1,395	8,335
Affiliate investments	(251)	355	(290)
Non-control/Non-affiliate investments	(2,831)	(3,311)	41,937
Foreign currency forward contracts	(837)	(537)	(2,426)

Net unrealized appreciation (depreciation)	(4,586)	(2,098)	47,556

Realized gains (losses):
Control investments	1,868	—	—
Non-control/Non-affiliate investments	4,481	827	8,738
Foreign currency forward contracts	2,972	2,912	(523)

Net realized gains (losses)	9,321	3,739	8,215

(Provision) benefit for taxes on realized and unrealized gains (losses)	2,378	1,878	(245)

Net realized and unrealized gains (losses), net of taxes	7,113	3,519	55,526

Net increase (decrease) in net assets resulting from operations	$39,408	$36,561	$65,544

Net investment income per common share — basic and diluted	$0.18	$0.18	$0.07
Earnings (loss) per common share — basic and diluted	$0.22	$0.20	$0.46
Weighted average common shares outstanding — basic and diluted	180,381	180,361	140,961